Exhibit 99.1

Worthington Reports First Quarter Fiscal 2014 Results

COLUMBUS, OH--(Marketwired - Sep 25, 2013) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $692.3 million and net earnings of $54.6 million, or $0.76 per share, for its fiscal 2014 first quarter ended August 31, 2013. In last year's first quarter, the Company reported net sales of $666.0 million and net earnings of $34.0 million, or $0.49 per share. Net earnings in the current quarter include an $11.0 million pre-tax gain and a $4.5 million favorable tax adjustment related to the acquisition of an additional 10% interest in the Company's laser welded blanks joint venture, TWB, as described under Recent Business Developments below. The impact of these two items netted with the restructuring and impairment charges, increased earnings by $0.18 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2014	4Q 2013	1Q 2013
Net sales	$692.3	$704.1	$666.0
Operating income	38.6	33.5	33.4
Equity income	27.0	21.0	22.6
Net earnings	54.6	33.5	34.0
Earnings per share	$0.76	$0.46	$0.49

"We had a very good quarter with solid results from our Steel Processing and Pressure Cylinders businesses and several of our joint ventures," said John McConnell, Chairman and CEO. "We saw strength in volumes from the automotive, agriculture, heavy truck and commercial construction markets in Steel Processing. The oil and gas business in Cylinders had a very good quarter and the transformation's operational improvements are also providing a lift to this business. Engineered Cabs has stabilized while still experiencing softer volumes from key customers." McConnell added, "We also had excellent contributions from our joint ventures with WAVE, ClarkDietrich and TWB leading the way this quarter."

Consolidated Quarterly Results

Net sales for the first quarter were $692.3 million, up 4% from the comparable quarter in the prior year, when net sales were $666.0 million. An increase in volume driven by recent acquisitions was partially offset by lower average selling prices, primarily in Steel Processing, which were affected by a shift in product mix.

Gross margin for the current quarter was $111.0 million, compared to $93.7 million in the prior year quarter. The $17.3 million increase was primarily the result of the recent acquisitions, a more favorable product mix in Pressure Cylinders and lower inventory holding losses in Steel Processing.

SG&A expense increased $12.1 million over the prior year quarter driven by the impact of acquisitions and a $2.0 million legal accrual in the current quarter.

Operating income for the current quarter was $38.6 million, compared to $33.4 million in the prior year quarter as the improvement in gross margin more than offset the increase in SG&A expense. Operating income in the current quarter also included an impairment charge of $4.6 million related to certain non-core steel processing assets and net restructuring gains of $4.0 million driven primarily by a gain on the sale of a warehouse facility in Detroit, Mich.

Interest expense was $6.2 million for the current quarter, compared to $5.3 million in the comparable period in the prior year, primarily due to the impact of higher average interest rates due to an increase in the percentage of debt that is long-term.

With unconsolidated sales of $423.5 million, joint ventures contributed $27.0 million in equity income in the current quarter, a $4.3 million increase from the comparable quarter in the prior year. All joint ventures posted positive results, led by WAVE, ClarkDietrich, and TWB, which contributed $19.7 million, $2.8 million, and $1.8 million of equity income, respectively. The equity portion of income from ClarkDietrich and WAVE exceeded the prior year quarter by $2.4 million and $1.3 million, respectively. TWB's contribution to equity income decreased $0.8 million, reflecting only two months of activity in the current quarter as this joint venture became consolidated on August 1, 2013 upon our acquisition of an additional 10% interest.

Miscellaneous income includes an $11.0 million non-cash gain on the write-up of the investment in TWB to fair value. This was the result of acquiring an additional 10% interest in the joint venture.

Income tax expense of $13.9 million in the current quarter decreased from $16.1 million in the prior year quarter as the impact of higher pre-tax earnings was more than offset by a $4.5 million favorable tax adjustment. This adjustment resulted from the impact of acquiring control of TWB on the deferred tax liability related to the unremitted earnings of its Mexican operations. The current quarter reflects an estimated annual effective tax rate of 28.9% compared to 32.6% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $469.2 million, down $51.8 million from May 31, 2013, due to lower short-term borrowings. As of August 31, 2013, the Company had utilized $40.0 million under its trade accounts receivable securitization facility and $18.0 million was drawn on the Company's $425.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing's net sales of $402.4 million were up 5%, or $17.4 million, from the prior year quarter as higher volumes resulting from the consolidation of TWB and increased sales in the agriculture and heavy truck markets were partially offset by the impact of lower average selling prices due to a shift in product mix. The mix of direct versus toll tons processed was 58% to 42% this quarter, compared with a 54% to 46% mix in the comparable quarter of the prior year. Operating income increased $6.0 million, driven almost entirely by lower inventory holding losses.

Pressure Cylinders' net sales of $216.9 million were up 12%, or $22.7 million, from the comparable prior year quarter. Operating income was $19.5 million, up $4.4 million. The increase was the result of the recent acquisitions.

Engineered Cabs' net sales of $48.5 million were down 25%, or $16.0 million, from the comparable prior year quarter driven by lower volumes and the impact of lower average selling prices due to mix. Operating income decreased $5.0 million driven almost entirely by lower volumes from key customers, who had lower demand during the quarter.

The entities included in "Other" are the Construction Services and Energy Innovations operating segments, as well as non-allocated expenses. Operations in the "Other" category reported net sales of $24.5 million, an increase of $2.2 million from the prior year quarter mostly due to the Energy Innovations business. The "Other" category reported a combined loss of $3.2 million, which included a $2.0 million legal accrual.

Recent Business Developments

•
On July 31, 2013, the Company acquired an additional 10% interest in its laser welded blanks joint venture, TWB, increasing its ownership to 55% and becoming the controlling partner. As a result, 100% of TWB's results are now consolidated with the Steel Processing business segment, with the minority member's portion of earnings shown as earnings attributable to non-controlling interest.

•	During the quarter, the Company repurchased a total of 880,500 common shares for $30.5 million at an average price of $34.66.
•	On September 25, 2013, the board of directors declared a quarterly dividend of $0.15 per share payable on December 27, 2013 to shareholders of record at December 13, 2013.

Outlook

"Our outlook continues to be positive. We are encouraged by the improvements we are seeing in the commercial construction and the agriculture markets and the continued strength in automotive," McConnell said. "We are excited about the new markets we have entered through acquisitions and in our organic growth, particularly in the Cylinders business. The strategy for acquisitions and our focus on innovation has us well-positioned for long-term growth. We will continue to explore new opportunities and drive improvement and optimization in all of our businesses."

Conference Call

Worthington will review first quarter results during its quarterly conference call on September 26, 2013, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2013	2012
Net sales	$692,291	$666,035
Cost of goods sold	581,327	572,384
Gross margin	110,964	93,651
Selling, general and administrative expense	71,540	59,422
Impairment of long-lived assets	4,641	1,570
Restructuring and other expense (income)	(3,997)	403
Joint venture transactions	142	(1,162)
Operating income	38,638	33,418
Other income (expense):
Miscellaneous income	10,937	165
Interest expense	(6,240)	(5,259)
Equity in net income of unconsolidated affiliates	26,951	22,643
Earnings before income taxes	70,286	50,967
Income tax expense	13,933	16,102
Net earnings	56,353	34,865
Net earnings attributable to noncontrolling interest	1,796	903
Net earnings attributable to controlling interest	$54,557	$33,962

Basic
Average common shares outstanding	69,601	68,278
Earnings per share attributable to controlling interest	$0.78	$0.50

Diluted
Average common shares outstanding	72,083	69,571
Earnings per share attributable to controlling interest	$0.76	$0.49

Common shares outstanding at end of period	69,373	68,679

Cash dividends declared per share	$0.15	$0.13

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$121,049	$51,385
Receivables, less allowances of $4,379 and $3,408 at August 31, 2013 and May 31, 2013, respectively	439,365	394,327
Inventories:
Raw materials	181,850	175,093
Work in process	103,471	103,861
Finished products	91,336	77,814
Total inventories	376,657	356,768
Income taxes receivable	2,378	724
Assets held for sale	3,309	3,040
Deferred income taxes	23,055	21,928
Prepaid expenses and other current assets	44,429	38,711
Total current assets	1,010,242	866,883

Investments in unconsolidated affiliates	184,449	246,125
Goodwill	213,649	213,858
Other intangible assets, net of accumulated amortization of $26,572 and $26,669 at August 31, 2013 and May 31, 2013, respectively	163,363	147,144
Other assets	17,488	17,417
Property, plant and equipment, net	503,869	459,430
Total assets	$2,093,060	$1,950,857

Liabilities and equity
Current liabilities:
Accounts payable	$311,204	$222,696
Short-term borrowings	62,187	113,728
Accrued compensation, contributions to employee benefit plans and related taxes	59,552	68,043
Dividends payable	11,012	551
Other accrued items	38,723	36,536
Income taxes payable	20,531	6,268
Current maturities of long-term debt	1,099	1,092
Total current liabilities	504,308	448,914

Other liabilities	65,079	70,882
Distributions in excess of investment in unconsolidated affiliate	61,745	63,187
Long-term debt	405,948	406,236
Deferred income taxes	85,592	89,401
Total liabilities	1,122,672	1,078,620

Shareholders' equity - controlling interest	857,588	830,822
Noncontrolling interest	112,800	41,415
Total equity	970,388	872,237
Total liabilities and equity	$2,093,060	$1,950,857

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2013	2012
Operating activities
Net earnings	$56,353	$34,865
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,460	14,987
Impairment of long-lived assets	4,641	1,570
Provision for deferred income taxes	(8,424)	4,679
Bad debt expense (income)	(481)	7
Equity in net income of unconsolidated affiliates, net of distributions	(5,915)	(7,358)
Net loss (gain) on sale of assets	(4,662)	2,310
Stock-based compensation	3,780	3,193
Excess tax benefits - stock-based compensation	(4,298)	-
Gain on previously held equity interest in TWB	(11,000)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	7,655	38,116
Inventories	515	17,019
Prepaid expenses and other current assets	(2,365)	(145)
Other assets	436	2,847
Accounts payable and accrued expenses	40,622	(39,573)
Other liabilities	(1,853)	(1,519)
Net cash provided by operating activities	94,464	70,998

Investing activities
Investment in property, plant and equipment, net	(13,354)	(16,705)
Acquisitions, net of cash acquired	52,957	-
Distributions from unconsolidated affiliates	5,555	-
Proceeds from sale of assets	7,647	6,585
Net cash provided (used) by investing activities	52,805	(10,120)

Financing activities
Net payments of short-term borrowings	(51,541)	(223,688)
Proceeds from long-term debt	-	150,000
Principal payments on long-term debt	(284)	(442)
Proceeds from issuance of common shares	2,201	10,855
Excess tax benefits - stock-based compensation	4,298	-
Payments to noncontrolling interest	(1,763)	-
Repurchase of common shares	(30,516)	-
Dividends paid	-	(8,150)
Net cash used by financing activities	(77,605)	(71,425)

Increase (decrease) in cash and cash equivalents	69,664	(10,547)
Cash and cash equivalents at beginning of period	51,385	41,028
Cash and cash equivalents at end of period	$121,049	$30,481

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended
	August 31,
	2013	2012
Volume:
Steel Processing (tons)	720	695
Pressure Cylinders (units)	20,847	21,469

Net sales:
Steel Processing	$402,441	$385,013
Pressure Cylinders	216,900	194,236
Engineered Cabs	48,461	64,495
Other	24,489	22,291
Total net sales	$692,291	$666,035

Material cost:
Steel Processing	$287,712	$282,072
Pressure Cylinders	101,580	92,084
Engineered Cabs	22,107	32,111

Selling, general and administrative expense:
Steel Processing	$28,819	$26,474
Pressure Cylinders	30,637	22,158
Engineered Cabs	6,892	6,975
Other	5,192	3,815
Total selling, general and administrative expense	$71,540	$59,422

Operating income (loss):
Steel Processing	$22,663	$16,659
Pressure Cylinders	19,454	15,026
Engineered Cabs	(304)	4,694
Other	(3,175)	(2,961)
Total operating income	$38,638	$33,418

The following provides detail of impairment of long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income by segment presented above.

Three Months Ended
	August 31,
	2013	2012
Impairment of long-lived assets and restructuring and other expense (income):
Steel Processing	$(121)	$-
Pressure Cylinders	402	1,576
Engineered Cabs	-	-
Other	363	397
Total impairment of long-lived assets and restructuring and other expense (income)	$644	$1,973

	Three Months Ended
	August 31,
	2013	2012
Joint venture transactions:
Steel Processing	$-	$-
Pressure Cylinders	-	-
Engineered Cabs	-	-
Other	142	(1,162)
Total joint venture transactions	$142	$(1,162)

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com